As filed with the Securities and Exchange Commission on November 26, 2024

Registration No. 333-278604

333-271457

333-266811

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Post-Effective Amendment No. 1 to Registration Statement No. 333-278604

Post-Effective Amendment No. 1 to Registration Statement No. 333-271457

Post-Effective Amendment No. 1 to Registration Statement No. 333-266811

UNDER THE SECURITIES ACT OF 1933

FORZA X1, INC.

(Exact name of registrant as specified in its charter)

Delaware	87-3159685
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3101 S. US-1

Ft. Pierce, Florida 34982

(Address, including zip code, of principal executive offices)

Forza X1, Inc. 2022 Stock Incentive Plan

(Full title of the plans)

Joseph Visconti

Chief Executive Officer

3101 S. US-1

Ft. Pierce, Florida 34982

(772) 429-2525

(Name, address of and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

EXPLANATORY NOTE

These post-effective amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Forza X1, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”):

●	Registration Statement No. 333-278604, registering 708,964 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable pursuant to the Company’s 2022 Stock Incentive Plan (the “Plan”), filed with the Commission on April 10, 2024;

●	Registration Statement No. 333-271457, registering 470,250 shares of the Company’s Common Stock issuable pursuant to the Plan, filed with the Commission on April 26, 2023; and

●	Registration Statement No. 333--266811, registering 1,500,000 shares of the Company’s Common Stock issuable pursuant to the Plan, filed with the Commission on August 12, 2022.

The Company is filing these Post-Effective Amendments to the Registration Statements to withdraw and remove from registration the unissued securities issuable by the Company pursuant to the above-referenced Registration Statements.

On November 26, 2024, pursuant to that certain Agreement and Plan of Merger, dated as of August 12, 2024 (the “Merger Agreement”), by and among the Company, Twin Vee PowerCats Co., a Delaware corporation (“Twin Vee”) and Twin Vee Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Twin Vee (“Merger Sub”), Merger Sub merged with and into the Company and the Company became a wholly-owned subsidiary of Twin Vee.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Pierce, Florida, on or before November 26, 2024.

FORZA X1, INC.

By:	/s/ Joseph Visconti
Joseph Visconti
Chief Executive Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.